Exhibit 10.1

FORBEARANCE AGREEMENT AND WAIVER

This Forbearance Agreement and Waiver (the “Agreement”), dated April 27, 2022, is by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Investor”). In this Agreement, the Company and the Investor may each be referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, capitalized terms have the same meaning as defined in the Company’s Certificate of Designations (“COD”) for the Company’s Series A Preferred Stock or the Securities Purchase Agreement (“SPA”) and Registration Rights Agreement (“RRA”) each executed by the Parties on May 20, 2022, as amended.

RECITALS

A.	Prior to the date of this Agreement, the Parties entered into the SPA and RRA, as amended, pursuant to which the Investor acquired certain Preferred Shares and Warrants from the Company on December 20, 2021.

B.	A registration statement on Form S-1 registering the resale of the Conversion Shares and the Warrant Shares (the “Registration Statement”) was declared effective by the SEC on December 20, 2021. As of the date of this Agreement, the Investor is the holder of all of the issued and outstanding Preferred Shares and Warrants.

C.	On April 12, 2022, the Company provided notice to the Investor under Section 3(r) of the RRA that there existed material non-public information that would require a post-effective amendment to the Registration Statement commencing an Allowable Grace Period under the RRA that expired on April 22, 2022. On April 25, 2022, notice was given by the Company to the Investor under Section 3(f) of the RRA that the Company intended to file a post-effective amendment to the Registration Statement on or before April 29, 2022, that would include restated audited financial statements for the year ended December 31, 2020, and new audited financial statements for the year ended December 31, 2021.

D.	With the passage of time, a Triggering Event under Section 5(a)(ii) of the COD will occur on April 29, 2022, as a result of the Registration Statement and its Prospectus contained therein not being available to the Investor for the resale of the Conversion Shares and the Warrant Shares since April 12, 2022, which will also result in the incurrence of Registration Delay Payments under the RRA.

E.	In order to facilitate the timely issuance of the Company audited financial statements for the year ended December 31, 2021, and to document by this Agreement that no Triggering Event under the COD has occurred prior to the date of this Agreement, and to confirm that a Triggering Event will occur under the COD on April 29, 2022, as described above unless the Investor agrees to a forbearance and waiver in accordance with the terms and conditions of this Agreement, the Parties desire to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties agree as follows:

1.               Forbearance Payments. Upon the execution of this Agreement, the Company shall pay (x) the Investor, by wire transfer in immediately available funds, an aggregate amount, in U.S. dollars and immediately available funds, equal to Five Hundred Thirty Three Thousand Eight Hundred Twenty Three Dollars ($533,823.00) in satisfaction of all cash amounts due and payable under the Transaction Documents through March 31, 2022 and (y) the Legal Fee Amount (as defined below) to Kelley Drye & Warren LLP (collectively, the “Initial Forbearance Payments”). So long as the Registration Statement and the Prospectus contained therein remains unavailable to the Investor for the resale of the Required Registration Amount of Registrable Securities, the Company shall timely pay to the Investor the additional Registration Delay Payments of $400,000 as, and when, required pursuant to Section 2(e) of the RRA until the earlier to occur of such date in which (A) the Registration Statement and Prospectus is available to the Investor for the resale of the Required Registration Amount of Registrable Securities (the “Registration Statement Availability Date”) or (B) the Investor is permitted to resell the Registrable Securities without restrictions under and without the requirement for current public information under Rule 144(c)(1) (such date, the “144 Eligibility Date”, and such earlier date between the Registration Statement Availability Date and the 144 Eligibility Date, the “Resale Availability Date”).

2.               Forbearance of Triggering Events under the COD. After the Company has paid the initial Forbearance Payments as set forth in, and in accordance with, Section 1 of this Agreement, until the earlier to occur of (i) the date immediately prior to the date of occurrence of a Bankruptcy Triggering Event, (ii) the date of occurrence of any other Triggering Event under Section 5(a) of the COD (excluding any Triggering Event arising solely as a result of Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant), (iii) the time of any breach by the Company pursuant to this Agreement, (iv) the Resale Availability Date and (v) June 4, 2022(such period, the “Forbearance Period”), the Investor agrees to forbear exercising any rights or remedies that it may have under the COD that arises as a result of a Triggering Event under Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant.

3.               Waiver of Triggering Events under the COD. Provided that the Company is not in breach of its obligations under this Agreement, effective as of the Trading Day immediately following the Resale Availability Date, the Investor agrees to waive any rights or remedies that it may have under the COD that arises as a result of a Triggering Event under Section 5(a) of the COD and section 4(c)(ii) of the Warrant that may have arisen prior to the date of this Agreement. For the sake of clarity, if the Forbearance Period ends prior to the occurrence of the Resale Availability Date, the Investor shall maintain all of its rights and remedies that it may have under the COD that arises as a result of a Triggering Event under Section 5(a)(ii) of the COD and Section 4(c)(ii) of the Warrant from and after the date of this Agreement.

4.               Filing of the Post-Effective Amendment to the Registration Statement. During the Forbearance Period, the Company shall use its best efforts to file the post-effective amendment to the registration statement on or before April 29, 2022, or as soon as possible thereafter and to diligently perform all other obligations it may have under the RRA and shall not unduly delay or hinder the filing of the post-effective amendment.

5.               Ratification. Except as specifically provided in this Agreement, all other terms and conditions of the COD, SPA and RRA remain in full force and effect.

6.               Fees. The Company shall reimburse Kelley Drye & Warren LLP, on demand, for all costs and expenses incurred by it in connection with preparing and delivering this Agreement in an aggregate non-accountable amount equal to $5,000 (the “Legal Fee Amount”).

IN WITNESS WHEREOF, each of the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY

Allarity Therapeutics, Inc a Delaware corporation
/s/ Steve Carchedi
By: Steve Carchedi, CEO

INVESTOR

3i, LP a Delaware limited partnership /s/ Maier J. Tarlow

By: Maier J. Tarlow
Manager of the General Partner